EXHIBIT 99.1

SENOMYX ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

Recent Accomplishments Include:

•                  Identification of a new sucrose enhancer that enables approximately 50% reduction of sucrose (table sugar) in taste tests

•                  Expansion and extension of collaborative research, development, commercialization, and license agreement with The Coca-Cola Company

•                  Extension of collaborative research and license agreement with Nestlé SA

•                  Ongoing development activities to support regulatory filings for S2383, a highly effective sucralose enhancer

SAN DIEGO, CA – April 24, 2008 – Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the first quarter ended March 31, 2008. Revenues were $6.1 million for the first quarter of 2008, compared to $3.1 million for the first quarter of 2007, an increase of 98%. The increase was primarily due to the expansion of Senomyx’s collaboration with Ajinomoto in 2007, revenue associated with a research milestone achieved in the first quarter of 2008, and revenue recognized in connection with collaborations established with two new partners, Solae and Firmenich SA. As of March 31, 2008, the Company had cash, cash equivalents, and short term investments of approximately $55.4 million.

“Senomyx had positive events on both the scientific and business fronts during the first quarter of 2008,” said Kent Snyder, President and Chief Executive Officer of Senomyx. “We are pleased to start the year with significant progress in our Discovery & Development programs, extended collaborations with The Coca-Cola Company and Nestlé, and a new partnership with Firmenich.

“Senomyx’s most notable scientific achievements during the quarter were related to our Sweet Enhancer Program,” Snyder stated. “A considerable accomplishment was the identification of a new, potent enhancer of sucrose, which is common table sugar. This new enhancer provides the greatest sucrose enhancement achieved to date by allowing for approximately 50% reduction of sucrose while maintaining the desired sweetness in taste tests,” Snyder noted.

“Senomyx is also on-track with ongoing development activities to support regulatory filings later this year for S2383, a highly effective enhancer of sucralose. By enabling the reduction of sucralose, a leading high-intensity sweetener, S2383 may improve the taste characteristics of a variety of products such as beverages, foods, over-the-counter (OTC) healthcare products, and dietary supplements. In addition, we are making important progress with our efforts for the discovery of enhancers of fructose and other sweeteners,” Snyder commented.

On the business front, earlier this month Senomyx announced the two-year extension of the Company’s collaborative research and license agreement with Nestlé, the world’s largest food and beverage company. This agreement is focused on novel flavor ingredients for use in the dehydrated and culinary food and frozen food fields. Also in April, Senomyx announced the expansion and extension of its collaborative research, development, commercialization, and license agreement with The Coca-Cola Company, the world’s largest beverage company. During the extension period, the companies will continue to cooperate on activities related to the discovery, development, and worldwide commercialization of new flavor ingredients. In January, Senomyx announced a new partnership with Firmenich, the world’s largest privately-owned fragrance and flavor company.

Also during the quarter, Senomyx increased its intellectual property portfolio of proprietary taste receptor technologies. As of March 31, 2008, Senomyx is the owner or exclusive licensee of 119 issued patents and 389 pending patent applications in the U.S., Europe, and elsewhere.

Program Updates:

•                                          Savory Enhancer Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining Senomyx’s savory flavors with other ingredients to create unique new flavors. In mid-2007, Nestlé began marketing a small number of new bouillon and culinary aid food products that contain Senomyx’s savory flavor ingredients in the Pacific Rim and Latin America. During the first quarter, Nestlé increased the number of products being marketed and expanded its commercialization activities in these regions. It is anticipated that Nestlé will launch additional products in the Pacific Rim, Central West Africa, and Latin America during 2008. In addition, Senomyx is awaiting regulatory approval of the savory flavor ingredients in Europe and the Company is continuing to monitor the status of the European Union approval process.

•                                          Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste. Senomyx is conducting ongoing activities in preparation for regulatory filings later this year for S2383, a novel enhancer of the high-intensity sweetener sucralose. S2383 enabled up to a 75% reduction of sucralose in simple product prototypes, yet maintained the same sweet intensity without any off-tastes. Senomyx has evaluated S2383 in beverages, yogurt, and baked goods prototypes, and has prepared prototype table-top packets that contain S2383 in combination with a reduced level of sucralose. The Company anticipates that S2383 will receive GRAS (Generally Recognized As Safe) regulatory status and will be eligible for commercialization by the end of 2008.

Senomyx recently identified the first sucrose (table sugar) enhancer to enable approximately 50% reduction of sucrose in taste tests with simple product prototypes while maintaining the taste of sucrose with no off-tastes. The new sucrose enhancer and other enhancers of the same class, which are all derivatives of the previously identified enhancer S5742, are being evaluated in a variety of product prototypes and assessed for physical characteristics such as solubility and stability under different conditions. Discussions are underway with Senomyx’s collaborators regarding the possible selection of one of these sucrose enhancers for the initiation of development activities to support regulatory filings.

•                                          Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients. During the first quarter, Senomyx demonstrated to a collaborator the ability of S5105 and other bitter blockers to provide a statistically significant reduction in the bitterness of several variations of the collaborator’s product and other product prototypes in proof-of-concept taste tests. This met a contractual goal and resulted in a milestone payment to Senomyx by the collaborator. The Company is continuing to optimize these and other bitter blockers to have more potent effects.

Senomyx has made notable progress with activities related to the collaboration with Solae to develop new bitter blockers that modulate and control bitterness in certain soy-based products. Screening of Senomyx’s sample libraries for bitter blockers that mediate soy bitterness has begun, and promising samples have been identified.

•                                          Salt Enhancer Program: The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers. Senomyx announced a scientific breakthrough last quarter with the discovery of SNMX-29, the protein Senomyx believes is the primary receptor responsible for human salt taste. The Company has initiated screening activities to identify potential enhancers of salty taste using new assays based on SNMX-29.

•                                          High Potency Sweetener Program:  The goals of this program are to identify novel low- or non-caloric natural high potency sweeteners and to improve upon the taste and physical properties of currently marketed high potency sweeteners. Senomyx has a library of more than 250,000 natural samples isolated from plants and other natural sources. Each sample typically contains mixtures of up to ten components, providing an effective library of more than 1.5 million individual natural components. The Company has completed primary screening of the natural library and identified active samples that are being further analyzed and evaluated in taste tests.

•                                          Cool Flavor Program:  The goal of the new Cool Flavor Program is to identify novel cooling flavors that do not have the limitations of currently available agents. The Company developed a proprietary high-throughput screening assay for the identification of potential new enhancers of cooling and menthol taste sensations. Senomyx has made substantial headway with this program since the beginning of the year, including the discovery of a number of new samples that are active in the assay.

Financial Review:

Revenues were $6.1 million for the first quarter of 2008, compared to $3.1 million for the first quarter of 2007, an increase of 98%. The increase was primarily due to the expansion of Senomyx’s collaboration with Ajinomoto in 2007. In August 2007, Senomyx received an $8.0 million upfront payment related to this collaboration expansion. The upfront payment is being recognized as revenue ratably over the nine month period August 2007 through April 2008. Also contributing to the increase in revenues was milestone revenue associated with a research milestone achieved in the first quarter of 2008, and revenue recognized in connection with collaborations established with two new partners, Solae and Firmenich SA.

Research and development expenses (including non-cash stock-based compensation expense) were $8.2 million for the first quarter of 2008, compared to $6.9 million for the first quarter of 2007, an increase of 19%. This increase was primarily due to increased personnel-related, outsourced research and development, and patent-related expenses.

General and administrative expenses (including non-cash stock-based compensation expense) were $3.3 million for the first quarter of 2008, compared to $3.7 million for the same quarter in 2006, a decrease of 12%. This decrease was primarily due to decreased stock-based compensation, facilities, and G&A personnel expenses.

The net loss was $4.8 million, or $0.16 per share, for the first quarter of 2008, compared to $6.6 million, or $0.22 per share, for the first quarter of 2007, a decrease of 27%. The decrease was due to increased revenues and reduced general and administrative expenses, partially offset by increased research and development expenses and reduced interest income.

“The first quarter financial results met the Company’s expectations,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer. “We ended the first quarter with a strong balance sheet that includes $55.4 million in cash and no debt, and Senomyx is well positioned financially to continue discovery and development activities for our novel flavor ingredients. We reiterate the financial guidance provided at the beginning of the year.”

For the full year 2008, Senomyx expects:

•                  Total revenues of $20 million to $24 million

•                  Total expenses of $50 million to $53 million, of which $7 million to $8 million is non-cash, stock-based compensation expense

•                  Net loss of $23 million to $26 million

•                  Basic and diluted net loss of $0.75 to $0.85 per share

•                  Net cash used in operating activities to average between $1.0 million and $1.5 million per month

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial

888-713-4205, and international callers should dial 617-213-4862, at least 10 minutes prior to the call start time. The participant passcode for this conference call is 79086801.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=P4VVHPXL4. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto Senomyx’s website at http://www.senomyx.com and click on the Investor Relations tab. The archived webcast will be available for 30 days following the presentation. Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas. Senomyx has entered into product discovery and development collaborations with seven of the world’s leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae. Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: The anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the anticipated regulatory approval and timing of commercial eligibility of S2383; Senomyx’s projected financial results for 2008; the size and growth rate of any market for Senomyx’s products; the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and continue to commercialize products incorporating Senomyx’s flavor ingredients in foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; our ability to secure necessary or desirable intellectual property rights; and whether any published scientific discoveries of Senomyx contribute to commercial products or Senomyx’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Gwen Rosenberg
Senior Vice President, Chief Financial	Vice President, Investor Relations &
and Business Officer	Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

###

 Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2008	2007
	(unaudited)	(unaudited)

Revenues	$6,069	$3,067

Operating expenses:
Research and development (including $588 and $548 of non-cash stock-based compensation)	8,169	6,852
General and administrative (including $1,010 and $1,154 of non-cash stock-based compensation)	3,283	3,711
Total operating expenses	11,452	10,563

Loss from operations	(5,383)	(7,496)

Interest income	560	900

Net loss	$(4,823)	$(6,596)

Basic and diluted net loss per share	$(0.16)	$(0.22)

Weighted average shares used in computing basic and diluted net loss per share	30,534	30,138

Condensed Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$55,387	$62,624
Other current assets	1,809	2,090
Property and equipment, net	15,415	14,535
Total assets	$72,611	$79,249

Accounts payable, accrued expenses and other current liabilities	$5,227	$5,779
Deferred revenue	3,341	6,721
Leasehold incentive obligation	8,802	9,049
Deferred rent	1,136	1,073
Stockholders’ equity	54,105	56,627
Total liabilities and stockholders’ equity	$72,611	$79,249